Exhibit 4.1

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED

WARRANT CERTIFICATE

No.: OS-__	Number of Warrants: _____

Original Issue Date: _______

THIS WARRANT CERTIFICATE certifies that for value received, SUNPLUSWEN INTERNATIONAL HOLDINGS LIMITED or its registered assigns is entitled to subscribe for and purchase, during the Term (as hereinafter defined), the number of warrants specified above, each of which entitles the holder thereof to purchase during the term, one fully paid and non-assessable Ordinary Share, par value of $0.0001, of Glory Star New Media Group Holdings Limited, a Cayman Islands exempted company (the “Issuer”), at an exercise price per Ordinary share equal to $4.40 (the “Warrant Price”), as may be adjusted, subject, however, to the provisions and upon the terms and conditions hereinafter set forth. Capitalized terms used in this Warrant Certificate (this “Warrant” or “Warrant Certificate”) and not otherwise defined herein shall have the respective meanings specified in Section 6 hereof. Dollar amounts shall mean United States dollars.

1. Term. The term of this Warrant Certificate shall commence on the Original Issue Date and shall expire at 6:00 p.m., Eastern Time, on the first anniversary of the Original Issue Date (such period being the “Term”).

2. Method of Exercise; Payment; Issuance of New Warrant Certificate; Transfer and Exchange.

(a) Time of Exercise. The exercise rights represented by this Warrant Certificate may be exercised at any time during the Term.

(b) Method of Exercise. Each Warrant shall entitle the Holder to purchase one Ordinary share of the Issuer at the Warrant Price. The Holder hereof may exercise the Warrants, in whole or in part, by the surrender of the Warrant Certificate (with the exercise form attached hereto duly executed) via email to the Issuer, and by the payment to the Issuer of an amount of consideration therefor equal to the Warrant Price in effect on the date of such exercise multiplied by the number of shares of Warrant Stock with respect to which the Warrant Certificate is then being exercised, payable at such Holder’s election by certified or official bank check or by wire transfer to an account designated by the Issuer.

(c) Issuance of Stock Certificates. In the event of any exercise of the Warrants in accordance with and subject to the terms and conditions hereof, certificates for the shares of Warrant Stock so purchased shall be dated the date of such exercise and delivered to the Holder hereof as soon as reasonably practicable and in no event shall such certificate be delivered later than ten (10) business days from the date in which the notice of election was received by the Issuer.

(d) Transferability of Warrant. Subject to Section 2(e) hereof, the Warrants may be transferred by a Holder, in whole or in part, without the consent of the Issuer. If transferred pursuant to this paragraph, the Warrants may be transferred on the books of the Issuer by the Holder hereof in person or by duly authorized attorney, upon surrender of this Warrant Certificate via email to the Issuer, properly endorsed (by the Holder executing an assignment in the form attached here to) and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. This Warrant Certificate is exchangeable via email to the Issuer for Warrants to purchase the same aggregate number of shares of Warrant Stock, each new Warrant to represent the right to purchase such number of shares of Warrant Stock as the Holder hereof shall designate at the time of such exchange. All Warrants issued on transfers or exchanges shall be dated the Original Issue Date and shall be identical with this Warrant Certificate except as to the number of shares of Warrant Stock issuable pursuant thereto.

(e) Compliance with Securities Laws.

(i) The Holder of this Warrant Certificate, by acceptance hereof, acknowledges that the Warrants and the shares of Warrant Stock to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and agrees that the Holder will not acquire the Warrant Stock, offer, sell or otherwise dispose of this Warrant or any shares of Warrant Stock to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities laws.

(f) Loss, Theft, Destruction of Warrants. Upon receipt of evidence satisfactory to the Issuer of the ownership of and the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security satisfactory to the Issuer or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Issuer will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same number of shares of Warrant Stock.

3. Adjustment of Warrant Price and Number of Shares Issuable Upon Exercise. The Warrant Price and the Warrant Share Number shall be subject to adjustment from time to time as set forth in this Section 3. The Issuer shall give the Holder notice of any event described below that requires an adjustment pursuant to this Section 3 in accordance with the notice provisions set forth in Section 4.

(a) Recapitalization, Reorganization, Reclassification, Consolidation, Merger or Sale.

(i) In case the Issuer after the Original Issue Date shall do any of the following (each, a “Triggering Event”): (A) consolidate or merge with or into any other Person and the Issuer shall not be the continuing or surviving corporation of such consolidation or merger; (B) permit any other Person to consolidate with or merge into the Issuer and the Issuer shall be the continuing or surviving Person but, in connection with such consolidation or merger, any Capital Stock of the Issuer shall be changed into or exchanged for Securities of any other Person or cash or any other property; (C) transfer all or substantially all of its properties or assets to any other Person; or (D) effect a capital reorganization or reclassification of its Capital Stock, then, and in the case of each such Triggering Event, proper provision shall be made to the Warrant Price and the number of shares of Warrant Stock that may be purchased upon exercise of this Warrant Certificate so that, upon the basis and the terms and in the manner provided in this Warrant Certificate the Holder of this Warrant Certificate shall be entitled upon the exercise hereof at any time after the consummation of such Triggering Event, to the extent the Warrants are not exercised prior to such Triggering Event, to receive at the Warrant Price as adjusted to take into account the consummation of such Triggering Event, in lieu of the Warrant Stock issuable upon such exercise of the Warrants prior to such Triggering Event, the Securities, cash and property to which such Holder would have been entitled upon the consummation of such Triggering Event if such Holder had exercised the rights represented by this Warrant Certificate immediately prior thereto subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 3. Upon the occurrence of a Triggering Event, the Issuer shall notify the Holder in writing of such Triggering Event and provide the calculations in determining the amount of issuable Securities, cash or property issuable upon exercise of the new warrant and the adjusted Warrant Price. Upon the Holder’s request, the continuing or surviving corporation as a result of such Triggering Event shall issue to the Holder a new warrant of like tenor evidencing the right to purchase the adjusted amount of Securities, cash or property and the adjusted Warrant Price pursuant to the terms and provisions of this Section 3(a)(i).

(b) Stock Dividends, Subdivisions and Combinations. If at any time the Issuer shall:

(i) make or issue or set a record date for the holders of the Ordinary Shares for the purpose of entitling them to receive a dividend payable in, or other distribution of, Ordinary Shares,

(ii) subdivide its outstanding Ordinary Shares into a larger number of Ordinary Shares, or

(iii) combine its outstanding Ordinary Shares into a smaller number of Ordinary Shares,

then (A) the number of shares of Warrant Stock for which this Warrant Certificate is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Warrant Stock which a record holder of the same number of shares of Warrant Stock for which this Warrant Certificate is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (B) the Warrant Price then in effect shall be adjusted to equal (1) the Warrant Price then in effect multiplied by the number of shares of Warrant Stock for which this Warrant is exercisable immediately prior to the adjustment divided by (2) the number of shares of Warrant Stock for which this Warrant is exercisable immediately after such adjustment.

4. Notice of Adjustments. Whenever the Warrant Price or Warrant Share Number is adjusted pursuant to Section 3 hereof (for purposes of this Section 4, each an “Adjustment”), the Issuer shall cause its Chief Financial Officer to prepare and execute a certificate setting forth, in reasonable detail, the event requiring the Adjustment, the amount of the Adjustment, the method by which such Adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the Warrant Price and Warrant Share Number after giving effect to such Adjustment, and shall cause copies of such certificate to be delivered to the Holder of this Warrant Certificate promptly after each Adjustment.

5. Fractional Shares. No fractional shares of Warrant Stock will be issued in connection with any exercise hereof, but in lieu of such fractional shares, the Issuer shall round the number of shares to be issued upon exercise down to the nearest whole number of shares and pay cash in lieu of such fractional interest.

6. Definitions. For the purposes of this Warrant Certificate, the following terms have the following meanings:

“Board” shall mean the Board of Directors of the Issuer.

“Capital Stock” means and includes (i) any and all shares, interests, participations or other equivalents of or interests in (however designated) corporate stock, including, without limitation, shares of preferred or preference stock, (ii) all partnership interests (whether general or limited) in any Person which is a partnership, (iii) all membership interests or limited liability company interests in any limited liability company, and (iv) all equity or ownership interests in any Person of any other type.

“Holders” mean the Persons who shall from time to time own any Warrant. The term “Holder” means one of the Holders.

“Issuer” means Glory Star New Media Group Holdings Limited, a Cayman Islands exempted company and its successors.

“Ordinary Share” means the Ordinary Share, par value of $0.0001, of the Issuer and any other Capital Stock into which such stock may hereafter be changed.

“Original Issue Date” means the date set forth on the face of this Warrant Certificate.

“Person” means an individual, corporation, limited liability company, partnership, joint stock company, trust, unincorporated organization, joint venture, governmental authority or other entity of whatever nature.

“Securities” means any debt or equity securities of any Person, whether now or hereafter authorized, any instrument convertible into or exchangeable for Securities or a Security, and any option, warrant or other right to purchase or acquire any Security. “Security” means one of the Securities.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute then in effect.

“Term” has the meaning specified in Section 1 hereof.

“Warrant Price” initially means $4.40 per share, as such price may be adjusted from time to time as shall result from the adjustments specified in this Warrant Certificate, including Section 3 hereto.

“Warrant Share Number” means at any time the aggregate number of shares of Warrant Stock which may at such time be purchased upon exercise of this Warrant Certificate, after giving effect to all prior adjustments and increases to such number made or required to be made under the terms hereof.

“Warrant Stock” means Ordinary Shares issued or issuable upon exercise of any Warrant or Warrants or otherwise issuable pursuant to any Warrant or Warrants.

7. Amendment and Waiver. Any term, covenant, agreement or condition in this Warrant Certificate may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Issuer and the Holder.

8. Governing Law. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of New York without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Warrant Certificate shall not be interpreted or construed with any presumption against the party causing this Warrant Certificate to be drafted.

9. Notices. All notices and other communications given or made pursuant to this Warrant Certificate shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the address indicated for such party in the Purchase Agreement, or at such other address as such party may designate by 10 days advance written notice to the other party given in the foregoing manner.

10. Successors and Assigns. This Warrant Certificate and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Issuer, the Holder hereof and (to the extent provided herein) the holders of Warrant Stock issued pursuant hereto, and shall be enforceable by any such Holder or holder of Warrant Stock.

11. Modification and Severability. If, in any action before any court or agency legally empowered to enforce any provision contained herein, any provision hereof is found to be unenforceable, then such provision shall be deemed modified to the extent necessary to make it enforceable by such court or agency. If any such provision is not enforceable as set forth in the preceding sentence, the unenforceability of such provision shall not affect the other provisions of this Warrant Certificate, but this Warrant Certificate shall be construed as if such unenforceable provision had never been contained herein.

12. Titles and Subtitles. The titles and subtitles used in this Warrant Certificate are used for convenience only and are not to be considered in construing or interpreting this Warrant Certificate.

13. Force Majeure. Neither party shall be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed.

Dated: _____________________	Glory Star New Media Group Holdings Limited

	By:	Bing Zhang
	Title:	Chief Executive Officer

Agreed & Accepted:

By:

EXERCISE FORM
WARRANT
Glory Star New Media Group Holdings Limited

The undersigned, ________________________, pursuant to the provisions of the within Warrant Certificate (the “Warrant”), hereby elects to exercise _______________ warrants to purchase ____________ Ordinary Shares of Glory Star New Media Group Holdings Limited covered by the Warrant.

Number of Ordinary Shares beneficially owned or deemed beneficially owned by the Holder on the date of Exercise: ____________________________________________

Holder represents and warrants that Holder is acquiring the Warrant Stock pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities laws. Holder represents that all of the representations and warranties of Holder in the Warrant is true and correct as of the date hereof

In connection with the exercise of the Warrant, the Holder has paid the sum of $_________ by certified or official bank check (or via wire transfer) to the Issuer in accordance with the terms of the Warrant, which is being delivered currently with this Exercise Form.

Dated:
Signature

Print Name Address

ASSIGNMENT

FOR VALUE RECEIVED, _______________________________ hereby sells, assigns and transfers unto ______________________________________________________________________________, __________________ warrants under Warrant Certificate No. ____ and all rights evidenced thereby and does irrevocably constitute and appoint _____________________________, attorney, to transfer the said Warrant on the books of the within named corporation.

Signature
Dated:	Print Name

Address

FOR USE BY THE ISSUER ONLY:

This Warrant Certificate No. _____ cancelled (or transferred or exchanged) this _____ day of ___________________, 20____, __________________________ Ordinary Shares issued therefor in the name of _______________________, Warrant No. _____ issued for __________________________ Ordinary Shares in the name of

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